Exhibit 10.1

SALE PURCHASE OF SHARES AND EQUIPMENT AND INDEBTEDNESS REPAYMENT AGREEMENT

The present Sale Purchase of Shares and Equipment and Indebtedness Repayment Agreement (the “Agreement”), is executed on March 30, 2007, between CMS Energy Corporation, a corporation duly incorporated in accordance with the laws of the State of Michigan, United States of America (the “Seller”), represented in this act by Joseph P. Tomasik, who is a citizen of the United States of America, of legal age, domiciled in the city of Jackson, State of Michigan, and holder of the Passport of the United States of America number 027671098, and Petróleos de Venezuela, S.A. a corporation incorporated in accordance with the laws of the Bolivarian Republic of Venezuela, domiciled in the city of Caracas in the Metropolitan District, originally constituted by Decree N° 1.123 dated August 30th, 1975, published on Extraordinary Official Gazette of the Republic of Venezuela N° 1.170 on the date before mentioned and registered before the First Commercial Registry on September 15th, 1975 of the Judicial Circuit of the Federal District and Miranda State, under No. 23, Volume 99-A, which entry was published on Extraordinary Municipal Gazette N° 413 of the Federal District on September 25th, 1975 and which Corporate Charter and Bylaws have been modified by means of Decrees N° 250, 885, 1313, 2184 and 3299 dated August 23rd, 1979; September 24th, 1985; May 21st, 2001; December 10th, 2002 and December 7th, 2004, respectively, the last decree published on the Official Gazette of the Bolivarian Republic of Venezuela N° 38.081 (the “Buyer”), represented in this act by its President, the citizen Rafael Ramírez Carreño, who is Venezuelan citizen, of legal age, of this domicile, and bearer of the Identity Card N° 5.479.706, duly authorized for this act in accordance with the numeral 4 of the Thirty-Fourth Clause of the Corporate Charter and By-Laws of the Buyer;

WHEREAS that the Seller is the ultimate owner, through its affiliates of 58.961.700 shares (the “Shares”) of the Sistema Eléctrico de Nueva Esparta, C.A., a Venezuelan corporation (“SENECA”), representing seventy per cent (70%) of the issued ordinary shares of SENECA, and eighty eight and two thousandth per cent (88,002%) of its social capital;

WHEREAS SENECA, in one side, and some of the affiliates of the Seller, are reciprocally indebted for certain amounts under the concepts described in the Exhibit A, that upon set off result in a outstanding debt by SENECA to the affiliates of the Seller for an amount of at least one million nine hundred thousand Dollars of the United States of America (US$ 1.9 millions) (the “Indebtedness”);

WHEREAS, that the equipment of an affiliate of the Seller, described in Exhibit B of this Agreement (the “Equipment”) is currently subject to a lease between CMS Enterprises and SENECA (the “Lease”), which unpaid amount is of fifteen millions six hundred thousand Dollars of the United States of America (US$ 15,6 millions) including the payment of purchase to the termination;

WHEREAS the Seller and the Government of the Republic celebrated a Memorandum of Understanding dated February 13th, 2007 (the “MOU”), which provides for: (i) the sale of the Shares by the Seller to the Buyer, (ii) the repayment of the Indebtedness, and (iii) the transfer in favor of SENECA of ownership of the Equipment (jointly referred to as the “Transactions”); and

WHEREAS the Seller and the Buyer wish to formalize the Transactions in the terms and conditions provided in this Agreement.

Based on the above and with the intention of being legally bound by the present Agreement, the parties of this Agreement (the “Parties”) agree the following:

CLAUSE 1
SALE PURCHASE

Clause 1.1. Sale Purchase of the Shares.

Subject to the terms and conditions of the present Agreement, at the moment of the Closing (as such term is defined below), the Seller shall assure that its affiliate (i) sell and transfer the Shares to the Buyer, free of all liens, (ii) release the repayment obligation under the Indebtedness, and (iii) sell and transfer the Equipment to the Buyer, free of all security interests. The total price that shall be paid by the Buyer to the Seller for the Transactions is of one hundred five million five hundred thousand Dollars of the United States of America (US$ 105,500,000) (the “Price of the Transactions”), which is divided as follows: (a) for the sale purchase of the Shares, eighty eight million Dollars of the United States of America (US$ 88,000,000); (b) for the repayment of the Indebtedness, one million nine hundred thousand Dollars of the United States of America (US$ 1,900,000); and (c) for the sale purchase of the Equipment, fifteen millions six hundred thousand Dollars of the United States of America (US$ 15,600,000). The Price of the Transactions shall be paid at the Closing (as such term is defined below) only and exclusively in Dollars of the United States of America (with exclusion of any other currency), though wire transfer in immediately available funds, without any set off, withholding (including withholding of taxes) deduction or restriction whatsoever, to the account that to such effect the Seller indicates in writing to the Buyer. The Price of the Transactions constitutes the total compensation to be paid to the Seller for the transfer of ownership of the Shares and the Equipment, as well as for the repayment of the Indebtedness. The Seller, on its own behalf and on behalf of its affiliates, (i) waives, from the Closing, all the claims that has or may have against the Republic or any of its agencies, dependences, enterprises or other entities (including SENECA), or any of their respective directors, officers, employees, agents or representatives, in connection with the Shares, to the announcements or acts of the Republic with respect to the nationalization of SENECA, or any other matter related to SENECA, being excepted any claim that the Seller may have under this Agreement and (ii) commits to indemnify to such parties for any claim of its affiliates related to such matters. The Buyer waives, from the Closing, all claims against the Seller or its affiliates or its respective directors, officers, employees, agents or representatives, for reasonable and legal acts of administration of SENECA carried out before the Closing.

Clause 1.2 Closing.

The formalization, perfection and completion of the Transactions shall take place, provided the conditions precedent that are referred in the Clause 5 of this Agreement have been satisfied, in a closing (the “Closing”) that shall be held in the offices of the Buyer in Caracas, Venezuela, on the working day that to such effect the Buyer sets on or before April 30, 2007 (the “Closing Date”) in the understanding that the Buyer shall notify the Seller of the Closing Date five (5) working days in advance.

CLAUSE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer the following:

Clause 2.1	Incorporation and Authority; Absence of Conflicts.

It is a corporation duly incorporated and existing in accordance with the law of the State of Michigan, United States of America, and has all the required powers and corporate authority to enter into this Agreement, comply with its obligations hereunder and to carry out the Transactions. This Agreement constitutes a valid and legally binding obligation of the Seller and enforceable against it in accordance with its terms. The Seller is not required to obtain the consent of any third party for the execution and performance of this Agreement. The execution and performance of this Agreement by Seller does not (i) constitutes any violation or breach, nor shall it give a right to the termination or acceleration of any obligation with respect to (a) any constitutive document of the Seller or of SENECA, or (b) any law to which the Seller or SENECA are subject, nor (ii) shall it create any security interest on the assets of SENECA.

Clause 2.2. Shares and Capital.

The Shares represent seventy per cent (70%) of the issued ordinary shares of SENECA, and the eighty eight and two thousandth per cent (88,002%) of its social capital. The affiliates of the Seller are the registered owners of the Shares, which are free of all security interests of any nature. Except for the Shares, neither the Seller nor any of its affiliates have any right on the social or stock capital of SENECA, nor have any other rights or interest on SENECA. The Buyer shall acquire the legitimate ownership of the Shares, free of all security interests, when the title to the Shares are delivered at the Closing and its assignment be inscribed on the books of SENECA. SENECA does not have any affiliate or subsidiary nor has any equity right of any kind on the social participation of any third party. Upon Closing, the Seller and its affiliates will not have any outstanding obligations or rights, option rights or other rights, contracts or compromises of any kind related to SENECA and its capital stock.

Clause 2.3 Equipment and Indebtedness.

An affiliate of the Seller is the owner of all the Equipment, free of all security interests. On the Closing, the Buyer shall acquire the legitimate ownership of the Equipment, free of liens of any nature. The Indebtedness is the only obligation of any nature of SENECA to the Seller or any of its affiliates, and from the Closing, SENECA shall cease to have any obligation with respect thereto.

Clause 2.4 Financial Statements.

The Appendix 2.4 contains a truthful copy of the financial statements and complementary information of SENECA, duly audited, which include the balance sheet, the profits and losses and cash flow reexpressed values, as of December 31st, 2006 (the “Financial Statements”), in the understanding that the complementary information of the Financial Statements includes as well historical values. The Financial Statements were prepared in accordance with the general accepted accounting principles in the Republic, and present in an accurate form all the relevant aspects to the financial condition of SENECA to such date and the result of its operations during the exercise that has concluded.

Clause 2.5 Conduct of Business and Inexistence of Hidden Liabilities.

From the date of the issuance of the Financial Statements until the date of the present Agreement (i) SENECA has, in all the relevant aspects, carried out its business and operations within the ordinary course of the business in a manner consistent with its past commercial practices, (ii) neither the Seller, nor SENECA, has taken any action that, if taken after the execution of this Agreement, may constitute a breach to the provisions of Clauses 4.2 and 4.4 (neither has authorized, nor has proposed, nor has executed any contract with aims to take that action), and (iii) in the best knowledge of the Seller, no material adverse effect has occurred in relation with SENECA; provided that, the Seller has disclosed the matters referred to in Appendix 4.1 in connection with the activities of SENECA. Furthermore, except for liabilities incurred after December 31, 2006 in the ordinary course of business consistent with past practice or any matter described in the Appendices hereof, SENECA does not have material obligations or liabilities different from the obligations and liabilities mentioned in the Financial Statements.

Clause 2.6 Taxes.

Except as provided in the Appendix 2.6, (i) all the tax returns have been filed with relation to SENECA and all taxes, fines and recharges that SENECA has to pay in accordance with the applicable laws have been paid or have been reserved for on SENECA’s financial statements, and (ii) SENECA has received no notification of a material tax assessments that may affect the valuation of the Shares.

Clause 2.7 Litigation and Proceedings.

There is no existing material litigation, whether civil, criminal, administrative or regulatory, nor relevant arbitral proceedings or alternative dispute resolution proceedings or similar proceedings, nor relevant pending investigations, demands, actions or denounces, or to the best knowledge of the Seller, threaten or announced, against or by SENECA, except to those that are described in the Financial Statements or in Appendix 2.7 of this Agreement.

Clause 2.8 Compliance with the Law.

Except for the obligation established in the article 6 of the Organic Law of Electric Service related to the separation of activities, SENECA complies in all material respects with all the laws or governmental orders that are applicable to it or to any of its properties or assets.

Clause 2.9 Transactions with Related Parties.

Except for the Lease and related letter agreements, there are no agreements currently in effect between SENECA and the Seller, and/or any of its affiliates, shareholders, directors or officers. Except for the property of the Equipment neither the Seller, nor its affiliates or shareholders, directors or officers are the owners or have any right related to the assets, properties or rights used by SENECA.

Clause 2.10 Property Title and Absence of Security Interests.

Except as set forth in Appendix 2.10, SENECA is the only and exclusive owner and holder, and has ownership title to all the real property and other assets, including plants, equipment, turbines, rights of way and servitudes, free of all security interests or domain limitation.

Clause 2.11 Assets Conditions.

Except as set forth in Appendix 2.11, the assets and properties of SENECA, including plants and equipment, are in reasonable operating condition (excluding the normal wear and tear for use and for limitations imposed to avoid rationing on SENECA’s distribution system) and have received maintenance in accordance with the industry prudent practices .

Clause 2.12 Contracts.

Appendix 2.12 contains a complete list of all material contracts entered into by SENECA for the correct and good operation and conduction of the business of SENECA or with an amount higher than two hundred fifty thousand Dollars of the United States of America (US$ 250,000) (the “Important Contracts”). Each of the Important Contracts is in full force and effect, provided that the Seller has disclosed to the Buyer what is set forth in Appendix 4.1 in connection with the possible termination of the reinsurance. SENECA is not in breach in accordance with the Important Contracts, and the completion of the Transactions will not result in any breach on the part of SENECA in accordance to the Important Contracts, nor will it give right to the counterpart for early termination of the same.

Clause 2.13 Environmental Liability.

Except as set forth in Appendix 2.13, in the best knowledge of the Seller there are no environmental liabilities of SENECA that may affect in an adverse manner the valuation of the Shares.

Clause 2.14 Absence of Indemnification Obligation to Employees.

Except for payment obligations in accordance with the labor laws that could arise with relation to Seller’s obligation provided in the Clause 4.3, the execution and performance of this Agreement by the Seller shall not give any right to any employee, officer or director of SENECA to receive from SENECA any payment whether arising from the change of control, related with an obligation derived from termination or by any other reason.

Clause 2.15 Complete Disclose.

The Seller has disclosed to the Buyer all the material information and documentation that may affect the valuation of the Shares. Furthermore, no written information or documentation provided or to be provided by the Seller or any of its affiliates (including SENECA) to the Buyer hereunder or in connection with the Transactions contemplated in this Agreement contains or will contain any false declaration or information of any material fact, nor will they omit any material fact so that the representations granted are not misleading in the light of the circumstances under which they were made.

CLAUSE 3
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that the Buyer has all the required powers and corporate authority to enter into this Agreement, comply with its obligations hereunder and to carry out the Transactions. The execution and performance of this Agreement by the Buyer and the completion of the Transactions hereunder have been validly and duly authorized by all the necessary corporate and administrative bodies. This Agreement has been duly and validly executed by the Buyer and constitutes a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms.

CLAUSE 4
ADDITIONAL COVENANTS

Clause 4.1 Activities of SENECA.

The Seller warrants that, between the date of execution of this Agreement and the Closing, (i) the operations of SENECA shall be carry out in the ordinary course of its business in a consistent manner with its past commercial practices, including maintenance in force of agreement, permits, consents, leases and insurance policies of such operations, in the understanding that for all the effects of this Clause 4.1(i), the Seller has revealed to the Buyer the concepts indicated in the Appendix 4.1, and (ii) shall make its best efforts to maintain the business, operations and good reputation of SENECA with the clients and providers whose relation is relevant for the business and operations of SENECA in a consistent manner with its past commercial practices.

Clause 4.2 Access to Information, Transition Committee.

Between the date of execution of this Agreement and the Closing Date, the Seller shall (a) provide to the Buyer a copy of the financial statements and operative reports received by the Seller and related, in each case, with the operation of SENECA, as close as possible to the date issued, and (b) give access to Buyer, during working hours and having received a request, to all the properties, books and files and administrative personnel of SENECA and to all the information related thereto. To carry out an organized transmission of the property and management of SENECA, the Seller will assure that SENECA will cooperate with a transition committee to be designated by the Seller.

Clause 4.3 Resignations.

The Buyer shall indicate in writing to the Seller the directors of SENECA that the Buyer desires their resignation before the Closing. The Seller shall cause SENECA to obtain the resignation of said directors, effective upon Closing.

Clause 4.4 Distribution.

Without prejudice to Seller’s rights provided in the Clause 4.6, the Seller will not allow, from the date of execution of this Agreement until the Closing Date, SENECA to declare, make or separate funds for dividends or distributions to its shareholders.

Clause 4.5 Delivery of Documentation.

At the Closing, the relevant entry of the transfer of the Shares in the registry of shareholders of SENECA and, in each case, the endorsement of the Shares in favor of the Buyer, shall be made. Furthermore, the Seller shall deliver to the Buyer all the documentation that may be necessary to evidence the completion of the Transactions, including the documentation that evidences the transfer of the ownership of the Equipment, the termination of the Lease (and related letter agreements) and a repayment certificate of the indebtedness owed by SENECA that have been set off in accordance with Exhibit A of this Agreement, including with respect to the Indebtedness. By its part, SENECA shall issue a repayment certificate of the indebtedness owed by Seller that has been set off in accordance with Exhibit A of this Agreement.

Clause 4.6 Pending Lease Payment.

The Parties acknowledge that on December 14, 2006, SENECA delivered to Enelmar S.A., an affiliate of the Seller, the amount of Bs. 1,961,737,077.50 as guarantee for the payment of the lease of the fourth quarter of 2006 under the Lease Agreement (the “Pending Lease Payment”). Such payment is awaiting the governmental authorizations on exchange control to be paid to the Seller or its affiliate. In the event that SENECA obtains conversion approval from CADIVI not less than five (5) days before the Closing, SENECA will be able to transfer the amount of the Pending Lease Payment to the Seller or its affiliate, provided that SENECA has previously received from the Seller or its affiliate the amount in Bolivars of the Pending Lease Payment. In the event that SENECA has not obtained the conversion approval from the competent authorities five (5) days prior to Closing, Buyer shall transfer to Seller at the Closing, only and exclusively in Dollars of the United States of America the amount of nine hundred twelve thousand four hundred thirty five Dollars of the United Sates of America and eighty five cents (US$912,435.85) (without interest, charges, penalties or similar), provided that the Seller or its affiliate transfer, previously or simultaneously, to SENECA the Pending Lease Payment in Bolivars. Upon receipt from Buyer of the Pending Lease Payment in Dollars, Seller and its affiliates shall be deemed to have released SENECA from any liability with respect to the Pending Lease Payment.

CLAUSE 5
CONDITIONS FOR THE CLOSING

Clause 5.1 Conditions to the Obligation of the Buyer.

The obligation of the Buyer to formalize and complete the Transactions is subject to the following conditions precedent:

a)	The Seller shall have complied with all its obligations as set forth herein on or before the Closing Date, and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of execution of this Agreement and as of the Closing Date, as if they were made at that time;

b)	No facts or circumstances (including the ones that have arisen during the legal and financial due diligence carried out by the Buyer in relation to SENECA) shall exist that have resulted or may reasonably result in a material adverse effect in connection with the value of the Shares, provided that (i) the Price of the Transactions is based on the Financial Statements and (ii) the Buyer does not have the intention to challenge the decisions taken by SENECA prior to the Closing, which have been taken under reasonable commercial criteria;

c)	No material adverse change shall have occurred in the business, financial condition or the operations of SENECA; and

d)	The Buyer shall have received the resignations of the Directors that have to resign in accordance with the provided in the Clause 4.3.

Clause 5.2 Conditions to the Obligation of the Seller.

The obligation of the Seller to formalize and complete the Transactions is subject to the warranties and representations of the Buyer contained in this Agreement being true and correct in all the material aspects as of the date of execution of this Agreement and as of the Closing Date, as if they were made on that moment.

CLAUSE 6
INDEMNIFICATION

Clause 6.1 Seller Indemnification.

The Seller shall protect, defend, indemnify and hold the Buyer and its affiliates (including to SENECA) and to the relevant representatives, successors and assigns of each one of the above (jointly referred as, the “Indemnified Parties”) harmless of liability for and against all the losses, damages, liabilities and claims of any nature such Indemnified Party have incurred, endured, suffered, to the extent they arise or are related to any inaccuracy of any representation made or warranty granted by the Seller in this Agreement, or with the breach of the Seller to any obligation provided in this Agreement, with the understanding that to enforce this indemnity, in relation to the representations of the warranties provided for in the Clauses 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.11, 2.12, 2.13, 2.14 and 2.15, the Buyer shall have notified Seller of the claim within one year from the date of the Closing.

Clause 6.2 Buyer Indemnification.

The Buyer shall protect, defend, indemnify and hold the Seller harmless of liability from and against all the losses, damages, responsibilities and claims of any nature such Indemnified Party have incurred, endured, suffered, to the extent they arise or are related to any inaccuracy of any representation made or warrant granted by the Buyer in this Agreement, or the breach by Buyer of any obligation contained in this Agreement.

Clause 6.3 Notice and Third Party Claims.

If any third party notifies Seller or Buyer (as the case may be, an “Indemnified Party”) of any matter which may give rise to a claim (each, a “Third Party Claim”) for indemnification against Seller or Buyer (as the case may be, the “Indemnifying Party”), then the Indemnified Party shall promptly (and in any event within fifteen (15) business days after receiving service of process in a claim, demand, lawsuit, administrative proceeding or arbitration proceeding with respect to the Third Party Claim) notify in writing each Indemnifying Party of such circumstance. The Parties shall cooperate between them and solve any Third Party Claim.

CLAUSE 7
GENERAL DISPOSITIONS

Clause 7.1 Fees and Expenses.

The Party that incurs in fees or expenses in connection with or related to this Agreement or to the Transactions shall pay and absorb them, whether or not such Transactions are completed, and SENECA shall not pay fees or expenses of the Seller.

Clause 7.2 Notices.

All the notices and other communications that have to be delivered in accordance with this Agreement shall be in writing and will have effect when received by the addressee on the address or fax indicated below:

If it is to the Buyer:	Petróleos de Venezuela
Av. Libertador, Edif. Petróleos de Venezuela,
Torre Este, La Campiña – Caracas, D.C.
Venezuela.
Attention: Legal Department
Telephone: +58 (0) 212 708 47 90
Fax: +58 (0) 212 708 46 66

If it is to: Clause 7.3	CMS Energy Corp. One Energy Plaza Jackson, Michigan Attention: General Counsel Telephone: (517) 788-0550 Fax: (517) 788-1671 Entire Agreement

This Agreement embodies the entire agreement among the Parties relating to the transactions contemplated herein. There are no agreements, representations, or warranties among the parties other than those set forth or provided for herein. This Agreement supersedes any prior agreements, understandings, or letters of intent between or among the Parties with respect to the subject matter of it.

Clause 7.4 Applicable Law, Special Domicile and Jurisdiction.

The interpretation, enforceability and performance of this Agreement shall be governed in accordance with the laws of the Bolivarian Republic of Venezuela and to all legal effects the Parties select as special domicile the City of Caracas. The Parties agree to resolve any controversy or dispute that arises between them in connection with the interpretation and performance of this Agreement in amicable manner and in good faith. In the event that any controversy or dispute cannot be resolved amicably, the Parties submit to exclusive jurisdiction of the Court sitting in the City of Caracas.

IN WITHNESS WHEREOF, the Seller and the Buyer execute this Agreement through their duly authorized officers on the date written in the heading.

CMS ENERGY CORPORATION

By:      /s/ Joseph P. Tomasik
Vice President

PETRÓLEOS DE VENEZUELA, S.A.

By:      /s/ Rafael Ramirez